EXHIBIT 10.1

RSA Security	RSA Security Inc. 174 Middlesex Tpke. Bedford, MA 01730	Tel 781 515 5000 Fax 781 515 5010 www.rsasecurity.com

July 18, 2005

Mr. Charles Stuckey
121 Woodbine Road
Carlisle, MA 01741

Dear Chuck:

This letter confirms our conversations on June 9, 2005 and June 30, 2005 regarding medical and dental benefits after your retirement on June 30, 2005.

COBRA COVERAGE

Your coverage as an active employee under the RSA Security Group Health plan (the “Plan”) will terminate on June 30, 2005. Termination of coverage under the Plan is a “Qualifying Event” under the federal continuation coverage law known as COBRA. In general, COBRA allows covered individuals to continue their health insurance for up to 18 months following a Qualifying Event, such as termination of employment. However, RSA Security’s current health care vendor, United HealthCare, has agreed to a six (6) month and 13 day extension of COBRA for a total of 24 months and 13 days for you. (During that same period, both you and Marilyn will be covered by COBRA under the dental plan.) After COBRA coverage terminates, RSA Security will pay or reimburse you for the cost of Medicare and supplemental insurance, as described below.

In addition, RSA Security will reimburse Marilyn (or pay directly on her behalf) for costs associated with Medicare Part B and Medicare Supplement Insurance that combined will provide to Marilyn substantially the same coverage as she would have received under RSA Security’s group health plan. The intent with this coverage plan for you and Marilyn is to provide both of you with group health coverage that is substantially similar to RSA Security’s active coverage. To ensure continuous coverage, Marilyn may be covered by COBRA under the RSA medical plan until her enrollment in the full complement of Medicare programs is complete.

You will receive a COBRA election package in the mail. Included within this package will be a COBRA notice explaining your rights and responsibilities. There will also be an election form that you will need to complete and timely return. If you have any questions regarding this material, please contact Bette Phillos at (781) 515-5467 or Kathryn Tolan at (617) 570-9100.

The benefits that you will receive under COBRA continuation coverage will be the same as provided to active employees, and may not necessarily be the same as the current benefits. Each year, RSA Security reviews the benefits package from a cost and competitiveness perspective. Although we make every effort to maintain consistency, it is possible that benefit revisions may be made over the next two years. If RSA Security changes its insurance carrier from United HealthCare to another carrier, it will use its best reasonable efforts to obtain a similar extension of COBRA coverage from that subsequent carrier.

The cost of COBRA coverage for you (for health and dental) and Marilyn (for dental) will be paid directly to the carrier by RSA Security for the period of COBRA coverage.

MEDICARE

Medicare is health insurance that is offered to most people age 65 and older and for certain disabled people who are under age 65. Medicare includes the original Medicare program and a variety of Medicare Advantage programs. Medicare Advantage programs are managed care plans, and will vary based on the state in which you live. The Medicare Information binder presented during our meeting provides additional background information. As we noted during our meeting, additional information can be obtained at the official Medicare website (www.medicare.gov). If necessary, please contact us in the fall of 2006 if you need assistance with or want to discuss your Medicare options.

Please note that you should sign up for Medicare three months prior to turning 65. By signing up prior to age 65, you will receive Medicare benefits starting on the first day of the month you turn age 65. If this is the case, there will be a 13 day overlap with COBRA. Based on the Medicare options that you and Marilyn select, there may be additional costs for Part B premiums, Part D premiums and/or fees for a Medigap policy. As noted above, RSA Security will reimburse you and Marilyn for any additional premiums for as long as you or Marilyn are covered by Medicare.

Thank you for your time and attention. Please do not hesitate to contact me with any questions or concerns.

Best regards,

/s/Vivian Vitale
Vivian Vitale
Senior Vice President, Human Resources
RSA Security Inc.

ACCEPTED BY:

/s/Charles R. Stuckey, Jr.

CHARLES STUCKEY

DATE: 7-19-05

Cc: Compensation Committee

A. Coviello

J. Glidden

M. Seif

K. Leach